EXHIBIT 99.1

CHOICEONE FINANCIAL ANNOUNCES
SECOND QUARTER EARNINGS

Sparta, Michigan -- ChoiceOne Financial Services, Inc. has announced net income for the second quarter of 2003 of $505,000, which represented a $195,000 or 63% increase over the second quarter of 2002. Earnings per share for the second quarter of 2003 were $.32, compared to $.20 per share in the same period in 2002. The earnings in the second quarter represented a record for ChoiceOne. Net income for the first six months of 2003 was $1,011,000 or $.65 per share, compared to $741,000 or $.48 per share in 2002. Total assets as of June 30, 2003 were $207,117,000, which was $1,735,000 higher than a year earlier.

The increase in net income in the first six months of 2003 was primarily due to a lower provision for loan losses and lower noninterest expense than in 2002. The decrease in the provision for loan losses was primarily due to a lower balance in nonperforming loans at June 30, 2003 than existed at June 30, 2002. A decline in the balance of total loans over the past twelve months also affected the provision. The reduction in noninterest expense was due to lower occupancy expenses resulting from the closing of ChoiceOne's Plainfield office in the third quarter of 2002.

Noninterest income also increased in the first half of 2003 compared to 2002. Gains on sales of mortgage loans were up significantly due to the high level of refinancing that was experienced in the first two quarters of 2003. This was offset by lower insurance and brokerage commissions caused by the sale of ChoiceOne's Grand Rapids Insurance Office and lower loan servicing fee income resulting from amortization and impairment of mortgage servicing rights.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates 4 full service offices in Northwest Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.